Exhibit 21

Significant Subsidiaries

Listed below are the significant first tier subsidiaries of the Registrant, along with the total number of active subsidiaries directly or indirectly owned by each as of January 31, 2008. Certain second and third tier subsidiaries, though included in the numbers, are also shown by name. Ownership is 100% unless otherwise indicated. The business activities of the subsidiaries have been keyed as follows: (a) Oilfield Services, (b) WesternGeco, (c) General/Multiple Segments.

	U.S.	Non-U.S.

Schlumberger B.V., Netherlands (c)		48(a)[1] 18(b)[2] 5(c)
Schlumberger Canada Limited, Ontario (c)
Schlumberger SA, France (a)
Services Petroliers Schlumberger, France (a)
Schlumberger Norge AS (c)

Schlumberger Antilles N.V., Netherlands Antilles (a)		3(a)

Schlumberger Oilfield Holdings Limited, BVI (c)	1(a)	132(a)[3] 26(b)[4] 8(c)
Dowell Schlumberger Corporation, BVI (a)
Schlumberger Holdings Limited, BVI (a)
Schlumberger Offshore Services Limited, BVI (a)
Schlumberger Middle East S.A., Panama (a)
Schlumberger Oilfield UK Plc, UK (a)
Schlumberger Overseas, S.A., Panama (a)
Schlumberger Plc, UK (c)
Schlumberger Seaco, Inc., Panama (a)
Schlumberger Surenco, S.A., Panama (a)
WesternGeco Limited, UK (b)
WesternGeco Seismic Holdings Limited, BVI (b)

Schlumberger Technology Corporation, Texas (c)	7(a)[5] 3(b) 5(c)	1(b)
WesternGeco L.L.C., Delaware (b)

[1]	Includes six majority-owned subsidiaries and one 50%-owned subsidiary.
[2]	Includes one majority-owned subsidiary and one 50%-owned subsidiary.
[3]	Includes two majority-owned subsidiaries and three 50%-owned subsidiaries.
[4]	Includes two majority-owned subsidiaries.
[5]	Includes 50%-owned subsidiary.

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